Exhibit 99.1

Schlotzsky's Announces Modified and Extended Terms of Its Debt With Its Largest Creditor

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 9, 2004--Schlotzsky's Inc. (Nasdaq:BUNZ) today reported that it has modified and extended the terms of its note payable with its largest creditor, NS Associates I Ltd., to reduce the interest rate on the principal (current outstanding balance of approximately $18 million) from 8% to 3% and the monthly payments from $520,000 to $120,000, for 12 months. Beginning December 2004, the monthly payments will increase to $420,000 and the interest rate will vary pursuant to the agreement. In addition, the balloon payment due date was extended from June 30, 2005, to Dec. 15, 2006.
    "These changes are very positive for the Company as they significantly decrease the Company's debt service requirements for the next two years," stated Monica Landers, Company spokesperson.
    In exchange for the reduced payments and interest rates, NS Associates received a security interest in Schlotzsky's trademarks and other intellectual property. In addition, John C. Wooley, president and CEO of Schlotzsky's, and Jeffrey J. Wooley, senior vice president, each agreed to extend certain prior loans that they have made to the Company and to subordinate those loans to the security interest held by NS Associates. The transaction also allows for the use of the trademarks and intellectual property in connection with a first lien term loan in the amount of $3 million, which the Company is currently pursuing.

    This release may contain statements deemed to be "forward-looking statements" under applicable laws. Any statements that are not historical facts may be deemed forward-looking statements, and are not meant to predict or guarantee actual results or events, and may not be realized because they are based upon our current projections and plans and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results and circumstances may differ materially from those described by such statements. Factors that may cause actual results to differ materially from those described by the forward-looking statements may include, without limitation, the inability to obtain additional financing. There can be no assurance that any events or results described in any forward-looking statement will actually be achieved. We undertake no obligation to revise these statements to reflect events that arise after this date or to reflect the occurrence of unanticipated events.

    CONTACT: Schlotzsky's Inc., Austin
             Jessica Furlow, 512-236-3644
             www.schlotzskys.com